Exhibit 99.1

News Release

news release

SYKES Enterprises, Incorporated

Corporate Headquarters:

400 North Ashley Drive

Tampa, FL USA 33602

1 • 800 • TO • SYKES

http://www.sykes.com

EMEA Operations:

599 Calder Road

Edinburgh EH11 4GA

Scotland

+44 (0) 131 458-6500

FOR IMMEDIATE RELEASE

May 7, 2012

SYKES ENTERPRISES, INCORPORATED REPORTS

FIRST-QUARTER 2012 FINANCIAL RESULTS

—Better-than-expected demand drove above-expectations first quarter revenues and earnings per share

— Achieved important milestone with the sale of operations in Spain during the quarter

— Raising full-year 2012 business outlook

TAMPA, FL – May 7, 2012—Sykes Enterprises, Incorporated (“SYKES” or the “Company”) (NASDAQ: SYKE), a global leader in providing outsourced customer contact management solutions and services in the business process outsourcing (BPO) arena, announced today its financial results for the first quarter ended March 31, 2012.

First Quarter 2012 Financial Highlights

•

First quarter 2012 revenues from continuing operations of $278.1 million decreased $21.4 million, or 7.1%, from $299.5 million in the comparable quarter last year; on a constant currency basis, first quarter 2012 revenues from continuing operations decreased 6.2% comparably as better-than-expected demand from the financial services and healthcare verticals was more than offset by a combination of certain previously discussed end-of-life client programs and strategic actions announced in the fourth quarter of 2011, the associated revenues from which were in the year-ago period but are not part of the revenue base in the first quarter of 2012

•

First quarter 2012 operating margin from continuing operations was unchanged at 5.3%; on an adjusted basis, a non-GAAP measure (see section titled “Non-GAAP Financial Measure” for an explanation and see Exhibit 3 for reconciliation), first quarter 2012 operating margin from continuing operations increased slightly to 6.8% versus 6.7% in the same period last year, with the increase due to a combination of better than expected demand, efficiencies from facility rationalizations, better labor cost alignment and a shift in timing of certain new hires more-than-offsetting the previously discussed end-of-life client programs and the unfavorable foreign currency movements (approximately 30 basis points) resulting from appreciating functional currencies versus the U.S. dollar

•

First quarter 2012 diluted earnings per share from continuing operations were $0.25 versus $0.29 in the comparable quarter last year, with the reduction due to a combination of lower revenues related to end-of-life client programs, unfavorable foreign currency movements and a lower effective tax rate in the year-ago period due to a discrete adjustment related to a favorable resolution of a tax audit more-than-offsetting some of the benefits of a comparably lower share count in the first quarter of 2012

•

On an adjusted basis (see section titled “Non-GAAP Financial Measure” for an explanation and see Exhibit 3 for reconciliation), first quarter 2012 diluted earnings per share from continuing operations were $0.32 versus $0.35 in the same period last year, with the decrease due largely to the above-mentioned factors

•

Relative to the Company’s February 2012 adjusted diluted earnings per share business outlook range of $0.20 to $0.23, first quarter 2012 adjusted diluted earnings per share exceeded the high-end of the range due to better-than-expected demand, lower interest and other expense, a lower-than-expected effective tax rate and a lower share count; assuming in-line interest and other expense, effective tax rate and diluted shares outstanding with the Company’s adjusted first quarter 2012 business outlook, adjusted diluted earnings per share would have been $0.29

•

First quarter 2012 loss per share from discontinued operations, net of taxes, was $0.27 versus loss per share of $0.01 in the comparable quarter last year; first quarter 2012 loss per share from discontinued operations includes the sale of the Company’s operations in Spain

Americas Region

Revenues from continuing operations from the Company’s Americas region, including operations in North America and offshore (Latin America, South Asia and the Asia Pacific region), decreased 6.7% to $230.1 million, or 82.7% of total revenues, for the first quarter of 2012 compared to $246.5 million, or 82.3% of total revenues, in the prior year’s first quarter. On a constant currency basis, first quarter 2012 Americas revenues from continuing operations decreased 6.4% comparably as better-than-expected demand from existing and new client programs within the financial services, healthcare and transportation verticals was more than offset by the impact of certain previously discussed end-of-life client programs, the associated revenues from which were in the year-ago period but are not part of the revenue base in the first quarter of 2012.

During the quarter, revenues from continuing operations generated from services provided offshore increased to 49% from 46% in the same period last year due to a larger relative reduction in non-offshore revenues in the first quarter of 2012 versus first quarter 2011.

Sequentially, revenues from continuing operations generated from the Americas region increased 1.1% to $230.1 million in the first quarter of 2012 compared to $227.6 million, or 82.4% of total revenues, in the fourth quarter of 2011. On a constant currency basis, first quarter 2012 Americas revenues were essentially flat with better-than-expected demand from new and existing client programs within the financial services, healthcare and transportation verticals largely offset by the impact of previously discussed end-of-life client programs.

The Americas income from continuing operations for the first quarter of 2012 decreased 0.2% to $27.0 million, with an operating margin of 11.7% versus 11.0% in the comparable quarter last year. On an adjusted basis (see Exhibit 3 for reconciliation), the Americas operating margin from continuing operations increased to 13.0% from 12.6% in the comparable quarter last year due principally to better- than-expected demand, efficiencies from facility rationalizations and shift in timing of certain new hires, which more-than-offset the impact of previously discussed end-of-life client programs and unfavorable foreign currency movements.

Sequentially, the Americas income from continuing operations for the first quarter of 2012 increased

2.3% to $27.0 million, with an operating margin of 11.7% versus 11.6% in the fourth quarter of 2011. On an adjusted basis, (see Exhibit 4 for reconciliation), the Americas operating margin from continuing operations increased slightly to 13.0% from 12.9%. The slight increase was due largely to the above-mentioned factors, which more than offset the partial impact of merit wage increases.

EMEA Region

Revenues from continuing operations from the Company’s Europe, Middle East and Africa (EMEA) region decreased 9.3% to $48.0 million, representing 17.3% of total revenues for the first quarter of 2012, compared to $53.0 million, or 17.7% of total revenues, in the prior year’s first quarter. On a constant currency basis, EMEA revenues from continuing operations decreased 5.3% as better-than-expected demand from existing and new client programs within the communications and financial services verticals was more-than-offset by a decline in the technology and transportation verticals, driven by certain previously discussed end-of-life client programs and the strategic actions taken in EMEA.

Sequentially, revenues from continuing operations from the Company’s EMEA region decreased 1.3% to $48.0 million for the first quarter of 2012 compared to $48.7 million, or 17.6% of SYKES’ total revenues in the fourth quarter of 2011. On a constant currency basis, EMEA revenues from continuing operations increased 0.4% sequentially, driven by a combination of increased number of working days and better- than-expected demand from new and existing client programs from the communications and transportation verticals.

The EMEA region’s income from continuing operations for the first quarter of 2012 was $0.4 million, or 0.8% of EMEA revenues, versus $1.1 million, or 2.0% of revenues, in the comparable quarter last year. On an adjusted basis (see Exhibit 3 for reconciliation), the operating margin from continuing operations was 2.9% versus 2.0% in the same period last year, driven largely by a combination of better-than-expected demand and improvements in aligning costs with demand levels.

Sequentially, the EMEA region’s income from continuing operations for the first quarter of 2012 was $0.4 million, or 0.8% of EMEA revenues versus an operating loss of $4.9 million, or 10.1% of revenues, in the fourth quarter of 2011. On an adjusted basis (see Exhibit 4 for reconciliation), the EMEA operating margin from continuing operations was 2.9% versus 1.8% due largely to above-mentioned factors, along with the increased number of working days in the first quarter.

Corporate G&A Expenses

Corporate costs increased to $12.7 million, or 4.6% of revenues, in the first quarter of 2012, compared to $12.2 million, or 4.1% of revenues, in the comparable quarter last year, with the increase due primarily to higher legal and professional services. On an adjusted basis (see Exhibit 3 for reconciliation), corporate costs increased to $12.6 million, or 4.5% of revenues, from $12.0 million, or 4.0% of revenues, in the comparable period last year due largely to the aforementioned factors.

Sequentially, corporate costs increased to $12.7 million, or 4.6% of revenues, in the first quarter of 2012, from $10.7 million, or 3.9% of revenues, in the fourth quarter of 2011. On an adjusted basis (see Exhibit 4 for reconciliation), corporate costs increased to $12.6 million, or 4.5% of revenues, from $10.4 million, or 3.8% of revenues, due principally to a new year reset of performance-related variable incentive compensation and self-insurance accruals.

Interest & Other Expense and Taxes

Interest and other expense for the first quarter of 2012 totaled approximately $0.6 million compared to interest and other expense of $1.6 million for the same period in the prior year. The decrease in interest and other expense was due principally to lower realized and unrealized foreign currency transactions losses. These losses resulted primarily from U.S. dollar denominated assets and liabilities held by the Company’s foreign subsidiaries.

The Company’s effective tax rate from continuing operations was 23.8% for the first quarter of 2012 versus 4.0% in the same period last year and below the estimated 32% provided in the Company’s February 2012 business outlook. The reduction in the year-ago period’s tax rate was driven principally by a discrete adjustment related to a favorable resolution of a tax audit, while the reduction in the tax rate relative to the February 2012 business outlook was due mainly to a shift in the geographic mix of earnings to lower tax rate jurisdictions.

On an adjusted basis (see Exhibit 4 for reconciliation), the first quarter 2012 effective tax rate was 23.0% compared to 8.9% in the same period last year and below the estimated 28% provided in the Company’s February 2012 business outlook. The increases in the first quarter 2012 adjusted tax rate versus the year-ago period and the decrease relative to the February 2012 business outlook were due mainly to the above-mentioned reasons.

Liquidity and Capital Resources

The Company’s balance sheet at March 31, 2012 remained strong with cash and cash equivalents of $196.0 million. Approximately 85%, or $166.4 million, was held in international operations and may be subject to additional taxes if repatriated to the United States, including withholding tax applied by the country of origin and U.S. taxes on the dividend income. During the first quarter, the Company acquired approximately 423 thousand shares of its stock for $6.2 million (at an average price of $14.66 per share). Under its five million share repurchase plan, which was authorized in August 2011 and has no expiration date, the Company has approximately 2.1 million shares remaining.

Subsequent to quarter end, the Company entered into a new credit agreement for a $245 million revolving senior credit facility with a group of lenders and KeyBank National Association, as lead arranger. The new credit agreement, which remains undrawn and matures on May 2, 2017, replaces the Company’s previous $75 million senior revolving credit facility.

Business Outlook

The assumptions driving the business outlook for the second quarter and full-year 2012 are as follows:

•

Although the macroeconomic environment remains still somewhat uncertain, the Company is raising its full-year 2012 revenue and diluted earnings per share business outlook based largely on better-than-expected demand in the first quarter of 2012. The drivers of demand by vertical markets remain mostly consistent with what was discussed in the Company’s February 27, 2012 press release under the 2012 business outlook section. Also, consistent with the statements under the Company’s 2012 business outlook section, second quarter revenue and diluted earnings per share are expected to be lower relative to first quarter 2012. Among the factors impacting revenues sequentially: end-of-life clients programs, seasonality related to overall demand and fewer working days from the first quarter to second quarter, and unfavorable foreign currency movements. Roughly half of the revenue decline from the first quarter to second quarter is anticipated to stem from end-of-life client programs, with the remainder expected to be split roughly evenly between seasonality and unfavorable foreign currency movements. In addition to the revenue impact, the aforementioned factors are also expected to impact second quarter diluted earnings per share, which also include the financial impact of strategic actions taken in EMEA, severance costs associated with cost optimization efforts, the full quarter impact of merit wage increases, ramp-up costs, investments in seat capacity and certain facility upgrades and transfers. The drivers of the anticipated decline in diluted earnings per share from the first quarter 2012 to second quarter 2012 are to be distributed roughly evenly among each of the following four factors: 1) end-of-life client programs; 2) seasonality; 3) strategic actions in EMEA and severance; and 4) the full impact of merit wage increases, ramp-up costs, investment in seat capacity and certain facility upgrades and transfers;

•

The Company expects the impact of seasonality, strategic actions in EMEA and severance costs to abate mostly by the end of the second quarter of 2012. In addition, the Company expects the impact of end-of-life of client programs, coupled with costs related to investments in seat capacity, certain facility upgrades and transfers, and ramp up costs associated with new and existing client programs to moderate through the second half of 2012 with the corresponding contribution to revenues and margins as the year progresses;

•

The Company’s revenues and adjusted diluted earnings per share assumptions for the second quarter and full year 2012 are based on foreign exchange rates as of April 2012. Therefore, the continued volatility in foreign exchange rates between the U.S. dollar and the functional currencies of the markets the Company serves could have a significant impact, positive or negative, on revenues and adjusted earnings per share relative to the business outlook for the second quarter and full-year 2012;

•

The Company remains on track to add approximately 3,700 seats on a gross basis in 2012. In the first quarter of 2012, the Company added approximately 1,200 seats on a gross basis, but ended with a net decline of 300 seats. Approximately 75% of the gross seat additions is still expected in the first half of 2012, with the remainder in the second half. Total seat count on a net basis relative to year-end 2011 is still expected to decline by approximately 2,000 seats, primarily related to the previously announced 2011 strategic actions;

•

The Company anticipates interest and other expense of approximately $0.5 million for the second quarter and $2.0 million for the full year 2012, which reflects the lower interest and other expense in the first quarter of 2012. These amounts exclude the potential impact of any future foreign exchange gains or losses in other expense. The Company’s anticipated interest and other expense reflects the impact of the commitment fees and the amortization of deferred closing costs related to the new $245 million senior credit facility; and

•

The Company anticipates a zero percent effective tax rate in the second quarter due to a discrete adjustment, which was anticipated in the Company’s 2012 business outlook in its February 27, 2012 press release. For the full-year 2012, the Company’s effective tax rate remains unchanged as stated in the Company’s February 27, 2012 press release under the 2012 business outlook section.

Considering the above factors, the Company anticipates the following financial results for the three months ended June 30, 2012:

•	Revenues in the range of $260.0 million to $265.0 million
•	Effective tax rate of approximately 0%; on an adjusted basis, an effective tax rate of approximately 0%
•	Fully diluted share count of approximately 43.1 million
•	Diluted earnings per share of approximately $0.08 to $0.10
•	*Adjusted diluted earnings per share in the range of $0.14 to $0.16
•	Capital expenditures in the range of $9.0 million to $11.0 million

For the twelve months ended December 31, 2012, the Company anticipates the following financial results:

•	Revenues in the range of $1,100.0 million to $1,115.0 million
•	Effective tax rate of approximately 23%; on an adjusted basis, an effective tax rate of approximately 24%
•	Fully diluted share count of approximately 43.2 million
•	Diluted earnings per share of approximately $0.93 to $1.03
•	*Adjusted diluted earnings per share in the range of $1.15 to $1.25
•	Capital expenditures in the range of $33.0 million to $35.0 million

*See “Business Outlook Reconciliation” (Exhibit 7) for Second Quarter and Full-Year 2012 adjusted diluted earnings per share reconciliation.

Conference Call

The Company will conduct a conference call regarding the content of this release tomorrow, May 8, 2012, at 10:00 a.m. Eastern Daylight Savings Time. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investors page of SYKES’ website at www.sykes.com. A replay will be available at this location for two weeks. This press release is also posted on the SYKES website at http://investor.sykes.com/phoenix.zhtml?c=119541&p=irol-news&nyo=0.

Non-GAAP Financial Measure

Adjusted earnings per diluted share and adjusted operating margins are important indicators of performance as these non-GAAP financial measures assist readers in further understanding the Company’s results of operations and trends from period-to-period exclusive of certain items. The term “adjusted basis”, as referenced throughout the press release, includes the ICT acquisition but excludes ICT acquisition-related costs (see Exhibits 3, 4 & 7 for reconciliation) such as those associated with capacity rationalization and facilities consolidation, coupled with items one-time in nature. Also excluded in the adjusted amounts for 2011 financial results are a charitable contribution, gain on sale of a customer contact management facility and professional services fees related to a corporate development opportunity. Adjusted earnings per diluted share and adjusted operating margins, however, are supplemental measures of performance that are not required by, or presented in accordance with, U.S. Generally Accepted Accounting Principles (GAAP). Refer to the tables in the release for a detailed reconciliation.

About Sykes Enterprises, Incorporated

SYKES is a global leader in providing customer contact management solutions and services in the business process outsourcing (BPO) arena. SYKES provides an array of sophisticated customer contact management solutions to Fortune 1000 companies around the world, primarily in the communications, financial services, healthcare, technology and transportation and leisure industries. SYKES specializes in providing flexible, high quality customer support outsourcing solutions with an emphasis on inbound technical support and customer service. Headquartered in Tampa, Florida, with customer contact management centers throughout the world, SYKES provides its services through multiple communication channels encompassing phone, e-mail, web, chat and social media. Utilizing its integrated onshore/offshore global delivery model, along with virtual at-home agents, SYKES serves its clients through two geographic operating segments: the Americas (United States, Canada, Latin America, India and the Asia Pacific region) and EMEA (Europe, Middle East and Africa). SYKES also provides various enterprise support services in the Americas and fulfillment services in EMEA, which include multi-lingual sales order processing, payment processing, inventory control, product delivery and product returns handling. For additional information please visit www.sykes.com.

Forward-Looking Statements

This press release may contain “forward-looking statements,” including SYKES’ estimates of future business outlook, prospects or financial results, statements regarding SYKES’ objectives, expectations, intentions, beliefs or strategies, or statements containing words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” “implies,” or similar expressions. It is important to note that SYKES’ actual results could differ materially from those in such forward-looking statements, and undue reliance should not be placed on such statements. Among the important factors that could cause such actual results to differ materially are (i) the impact of economic recessions in the U.S. and other parts of the world, (ii) fluctuations in global business conditions and the global economy, (iii) SYKES’ ability to continue the growth of its support service revenues through additional technical and customer contact centers, (iv) currency fluctuations, (v) the timing of significant orders for SYKES’ products and services, (vi) loss or addition of significant clients, (vii) the early termination of contracts by clients, (viii) SYKES’ ability to recognize deferred revenue through delivery of products or satisfactory performance of services, (ix) construction delays of new or expansion of existing customer support centers, (x) difficulties or delays in implementing SYKES’ bundled service offerings, (xi) failure to achieve sales, marketing and other objectives, (xii) variations in the terms and the elements of services offered under SYKES’ standardized contract including those for future bundled service offerings, (xiii) changes in applicable accounting principles or interpretations of such principles, (xiv) delays in the Company’s ability to develop new products and services and market acceptance of new products and services, (xv) rapid technological change, (xvi) political and country-specific risks inherent in conducting business abroad, (xvii) SYKES’ ability to attract and retain key management personnel, (xviii) SYKES’ ability to further penetrate into vertically integrated markets, (xix) SYKES’ ability to expand its global presence through strategic alliances and selective acquisitions, (xx) SYKES’ ability to continue to establish a competitive advantage through sophisticated technological capabilities, (xxi) the ultimate outcome of any lawsuits or penalties (regulatory or otherwise), (xxii) SYKES’ dependence on trends toward outsourcing, (xxiii) risk of interruption of technical and customer contact management center operations due to such factors as fire, earthquakes, inclement weather and other disasters, power failures, telecommunications failures, unauthorized intrusions, computer viruses and other emergencies, (xxiv) the existence of substantial competition, (xxv) the ability to obtain and maintain grants and other incentives, including tax holidays or otherwise, (xxvi) the potential of cost savings/synergies associated with the ICT acquisition not being realized, or not being realized within the anticipated time period, (xxvii) risks related to the integration of the businesses of SYKES and ICT and (xxviii) other risk factors listed from time to time in SYKES’ registration statements and reports as filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, and SYKES undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise.

For additional information contact:

Subhaash Kumar

Sykes Enterprises, Incorporated

(813) 233-7143

Sykes Enterprises, Incorporated

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

Exhibit 1

	Three Months
	March 31, 2012	March 31, 2011
Revenues	$278,098	$299,450
Direct salaries and related costs	(178,500)	(194,091)
General and administrative	(84,809)	(88,577)
Net gain (loss) on disposal of property and equipment	50	(187)
Insurance settlement	—	44
Impairment of long-lived assets	(149)	(726)

Income from continuing operations	14,690	15,913
Total other income (expense), net	(553)	(1,552)

Income from continuing operations before income taxes	14,137	14,361
Income taxes	(3,367)	(572)

Income from continuing operations, net of taxes	10,770	13,789
(Loss) from discontinued operations, net of taxes	(820)	(611)
(Loss) on sale of discontinued operations, net of taxes	(10,707)	—

Net income (loss)	$(757)	$13,178

Net income (loss) per share:
Basic:
Continuing operations	$0.25	$0.29
Discontinued operations	$(0.27)	$(0.01)

Net income (loss) per share	$(0.02)	$0.28

Diluted:
Continuing operations	$0.25	$0.29
Discontinued operations	$(0.27)	$(0.01)

Net income (loss) per share	$(0.02)	$0.28

Weighted average shares:
Basic	43,309	46,409

Diluted	43,409	46,577

Sykes Enterprises, Incorporated

Segment Results

(in thousands)

(Unaudited)

Exhibit 2

	Three Months
	March 31, 2012	March 31, 2011
Revenues:
Americas	$230,087	$246,535
EMEA	48,011	52,915

Total	$278,098	$299,450

Operating income:
Americas	$27,105	$27,707
EMEA	388	1,068
Corporate G&A expenses	(12,654)	(12,180)
Insurance settlement	—	44
Impairment of long-lived assets	(149)	(726)

Income from continuing operations	14,690	15,913

Total other income (expense), net	(553)	(1,552)
Income taxes	(3,367)	(572)

Income from continuing operations, net of taxes	$10,770	$13,789

Sykes Enterprises, Incorporated

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

Exhibit 3

	Three Months Ended March 31, 2012
		Acquisition related Costs
	SYKES + ICT Reported	ICT Severance & Consulting Engagement	ICT Depreciation and Amortization of Property & Equipment and Intangibles Write-Ups	Merger & Integration Costs	EMEA Restructuring	Other	SYKES + ICT Adjusted
Revenues	$278,098						$278,098
Direct salaries and related costs	(178,500)				$725		(177,775)
General and administrative	(84,809)		$3,014		374		(81,421)
Net gain on disposal of property and equipment	50						50
Impairment of long-lived assets	(149)						(149)

Income from continuing operations	14,690	0	3,014	0	1,099	0	18,803
Other income (expense), net	(553)						(553)

Income from continuing operations before taxes	14,137	0	3,014	0	1,099	0	18,250
Income taxes	(3,367)		(787)		(35)		(4,189)

Income from continuing operations, net of taxes	$10,770	—	$2,227	$—	$1,064	$—	$14,061

Income from continuing operations, net of taxes per basic share	$0.25		$0.05		$0.02		$0.32
Shares outstanding, basic	43,309		43,309		43,309		43,309
Income from continuing operations, net of taxes per diluted share	$0.25		$0.05		$0.02		$0.32
Shares outstanding, diluted	43,409		43,409		43,409		43,409

		Acquisition related Costs
	SYKES + ICT Reported	ICT Severance & Consulting Engagement	ICT Depreciation and Amortization of Property & Equipment and Intangibles Write-Ups	Merger & Integration Costs	EMEA Restructuring	Other	SYKES + ICT Adjusted
Revenues:
Americas	$230,087						$230,087
EMEA	48,011						48,011

Total	$278,098						$278,098

Operating income:
Americas	$27,105		$3,014				$30,119
EMEA	388				$999		1,387
Corporate G&A expenses	(12,654)				100		(12,554)
Impairment of long-lived assets	(149)						(149)

Income from continuing operations	14,690		3,014		1,099		18,803
Other (expense), net	(553)						(553)
Income taxes	(3,367)		(787)		(35)		(4,189)

Income from continuing operations, net of taxes	$10,770		$2,227		$1,064		$14,061

Sykes Enterprises, Incorporated

Segment Results

(in thousands)

(Unaudited)

Exhibit 4

	Three Months Ended
	Adjusted March 31, 2012	Adjusted December 31, 2011
Revenues	$278,098	$276,234
Direct salaries and related costs	(177,775)	(178,517)
General and administrative	(81,520)	(77,805)

Income from continuing operations	18,803	19,912
Total other income (expense), net	(553)	273

Income from continuing operations before taxes	18,250	20,185
Income taxes	(4,189)	(8,489)

Income from continuing operations, net of taxes	$14,061	$11,696

Income from continuing operations, net of taxes per basic share	$0.32	$0.27
Shares outstanding, basic	43,309	43,659

Income from continuing operations, net of taxes per diluted share	$0.32	$0.27
Shares outstanding, diluted	43,409	43,847

	Three Months Ended
	Adjusted March 31, 2012	Adjusted December 31, 2011
Revenues:
Americas	$230,087	$227,582
EMEA	48,011	48,652

Total	$278,098	$276,234

Operating income:
Americas	$30,119	$29,457
EMEA	1,387	890
Corporate G&A expenses	(12,703)	(10,435)

Income from continuing operations	18,803	19,912
Total other income (expense), net	(553)	273
Income taxes	(4,189)	(8,489)

Income from continuing operations, net of taxes	$14,061	$11,696

Sykes Enterprises, Incorporated

Condensed Consolidated Balance Sheets

(in thousands)

Exhibit 5

	March 31, 2012	December 31, 2011
Assets:
Current assets	$482,223	$482,074
Property and equipment, net	87,028	91,080
Goodwill & Intangibles, net	165,746	165,814
Other noncurrent assets	32,001	30,162

Total assets	$766,998	$769,130

Liabilities & Shareholders' Equity:
Current liabilities	$144,835	$149,285
Noncurrent liabilities	46,839	46,279
Shareholders' equity	575,324	573,566

Total liabilities and shareholders' equity	$766,998	$769,130

Sykes Enterprises, Incorporated
Supplementary Data
	Q1 2012	Q1 2011
Geographic Mix (% of Total Revenues):
Americas (1)	82.7%	82.3%
Europe, Middle East & Africa (EMEA)	17.3%	17.7%

Total:	100.0%	100.0%

(1)       Includes the United States, Canada, Latin America, South Asia and the Asia Pacific (APAC) Region. Latin America, South Asia and APAC are included in the Americas due to the nature of the business and client profile, which is primarily made up of U.S. based clients.

	Q1 2012	Q1 2011
Vertical Industry Mix (% of Total Revenues):
Communications	30%	30%
Financial Services	30%	27%
Technology / Consumer	17%	21%
Transportation & Leisure	9%	8%
Healthcare	9%	7%
Other	5%	7%

Total:	100%	100%

Sykes Enterprises, Incorporated

Cash Flow from Operations

(in thousands)

(Unaudited)

Exhibit 6

	Three Months Ended
	March 31, 2012	March 31, 2011
Cash Flow From Operating Activities:
Net income (loss)	$(757)	$13,178
Depreciation and amortization	12,495	14,232
Changes in assets and liabilities and other	(7,620)	(7,381)

Net cash provided by operating activities	$4,118	$20,029

Capital expenditures	$6,818	$6,175
Cash interest paid	$306	$261
Cash taxes paid	$5,374	$6,821

Sykes Enterprises, Incorporated

Business Outlook Reconciliation*

Exhibit 7

Business Outlook Second Quarter 2012
Adjusted Diluted Earnings Per Share	$0.14-$0.16
Severance & Consulting Engagement Costs
Merger and Integration Costs, including Impairment
Depreciation & Amortization of Property & Equipment and Intangibles Write-Ups	$(0.05)
Other	$(0.01)

Diluted Earnings Per Share	$0.08-$0.10

Business Outlook Full Year 2012
Adjusted Diluted Earnings Per Share	$1.15-$1.25
Severance & Consulting Engagement Costs
Merger and Integration Costs
Depreciation & Amortization of Property & Equipment and Intangibles Write-Ups	$(0.19)
Other	$(0.03)

Diluted Earnings Per Share	$0.93-$1.03